Exhibit 99.1

Enable Holdings, Inc. Closes Private Placement of $4.25 million, Completing the Final component of its comprehensive restructuring

Chicago, February 24, 2010 – Enable Holdings, Inc (OTCB: ENAB.OB), (the “Company”), one of the leading asset recovery solution providers for products of the world’s most trusted brands, with operating subsidiaries uBid, Inc., Red.Tag.com, RedTagLive!, Dibu Trading Corporation and Commerce Innovations, announced today that it completed a private placement of a $4,250,000 offering (the “Offering”) of Series 1 Preferred Shares (the “Preferred Shares”) funded by certain accredited and strategic investors, including its executive officers, directors and business associates (the “Investors”). Jesup & Lamont Securities Corp. acted as exclusive placement agent for this transaction. The Company will file a form 8-K with the SEC disclosing the terms of the private placement.

In support of the restructuring, secured creditors agreed to reduce all or a portion of their outstanding balances and to return all warrants previously issued in exchange for Preferred Shares.

As of December 31, 2009, the Company substantially completed recasting its operations to better fit its operating model by dramatically reducing fixed overhead through a number of cost cutting programs including relocating its offices and consolidating into one location. The Company has seen fixed costs decrease from $1,200,000 a month to $300,000 over the past six months. As a result the Company is a much leaner organization well positioned to capitalize on its strengths.

Patrick Neville, recently appointed Chief Executive Officer, comments: “I am astonished at the amount of work that has been accomplished by the Company in a relative short period of time through very difficult economic and credit conditions. Now with all of the components of the restructuring behind us, I see a great opportunity to exploit our business model through our vastly improved balance sheet. Thank you to all of our vendors and customers who have supported us and will continue to be the beneficiary of our focused efforts to meet their needs.”

Steve Sjoblad, Chairman of the Board stated, “the restructuring was not painless or easy to accomplish. Many sacrifices and monetary concessions have been made by all. The Company is in effect relaunching itself under a new structure with a business model that was developed over the past two years that has not really gotten an opportunity to be fully implemented because of the lack of capital.  I believe that the Company is poised to create value for all stakeholders.”

Mr Sjoblad further commented on the recently announced addition of two Board Members, Mr. Jeff Parell and Mr. Don Miller are both investors in the Company and provide extensive experience in turnaround situations. “The addition of these two new board members strengthens our board and the resources available to support the new business model.”

About Enable Holdings, Inc and its Subsidiaries

The Company provides multi-channel asset recovery solutions that includes online auction platform uBid.com, fixed-price online commerce solution RedTag.com, offline excess inventory solution RedTag Live! business-to-business solution Dibu Trading Corporation, and private auction software solution Commerce Innovations.  Over the past twelve years the Company has developed a customer base of over 5.8 million registered users and a  network of over 7,000 manufacturers, retailers and distributors that make up the various commerce solutions that the Company offers.  The Company has helped thousands of businesses and consumers facilitate the sale of over $2 billion of inventory over the past twelve years and has saved consumers hundreds of millions of dollars in the process.

SEC Filings and Forward-Looking Statements

Additional information about the Company is available in the Company’s annual report in Form 10-K and latest quarterly financial report in Form 10-Q, filed with the Securities and Exchange Commission.  Certain statements made in this release are forward-looking statements.  Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of the Company and markets in which the Company operates.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements.  Factors which may affect the forward looking statements identified above and the Company’s business, financial condition and operating results generally include the effects of adverse changes in the economy, reductions in consumer spending, declines in the financial markets and the industries in which the Company and its partners operate, adverse changes affecting the Internet and e-commerce, the ability of the Company to develop and maintain relationships with strategic partners and suppliers and the timing of its establishment or extension of its relationships with strategic partners, the ability of the Company to timely and successfully develop, maintain and protect its technology and product and service offerings and execute operationally, the ability of the Company to attract and retain qualified personnel, the ability of the Company to successfully integrate its acquisitions of other businesses , if any, and the performance of acquired businesses.  The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as otherwise specifically stated by the Company.